Exhibit 99.1
Liberty Global to Present at the NewStreet Research and BCG Global Connectivity Leaders Conference
London, United Kingdom – March 10, 2026

Liberty Global Ltd. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) will be presenting at the NewStreet Research and BCG Global Connectivity Leaders Conference on Tuesday, March 24, 2026, at 11:00 am EDT. Liberty Global may make observations concerning its historical operating performance and outlook. The presentation will be webcast live at www.libertyglobal.com. We intend to archive the webcast under the Investor Relations section of our website for approximately 90 days.
ABOUT LIBERTY GLOBAL

Liberty Global Ltd. (Nasdaq: LBTYA, LBTYB, LBTYK) delivers long-term shareholder value through the strategic management of three complementary platforms: Liberty Telecom, Liberty Growth and Liberty Services.

Liberty Telecom is a world leader in converged broadband, video and mobile communications, providing approximately 80 million fixed and mobile connections across Europe through advanced fiber and 5G networks that empower customers and strengthen national economies. The business generates aggregate revenue of $21.6 billion, including approximately $18 billion from nonconsolidated joint ventures and $3.7 billion from consolidated operations.

Liberty Growth invests in scalable businesses across the technology, media, sports and infrastructure sectors, with a portfolio of roughly 70 companies and funds valued at $3.4 billion.*

Liberty Services delivers innovative technology, operational, and financial services to both Liberty affiliated companies and third parties, generating approximately $700 million in annual revenue.**

Together, these platforms position Liberty Global as a leading international converged connectivity and investment company focused on creating sustainable, long-term value for shareholders.

*As independently valued as of December 31, 2025.

**Represents full year 2025 revenue of Liberty Services, substantially all of which is derived from our consolidated businesses and nonconsolidated joint ventures.

For more information, please visit www.libertyglobal.com or contact

Investor Relations	Corporate Communications
Michael Bishop +44 20 8483 6246	Pádraig McGarrigle +44 7474 736967
Lewis Chong +44 7927 583187